Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Diane McKenna

214.265.2595

dmckenna@metropcs.com

MetroPCS Announces New CFO

DALLAS — May 20, 2004 - MetroPCS today announced an addition to their Senior Management team. Lyle Patrick will assume the position of Vice President, Chief Financial Officer reporting to the Company’s President and Chairman of the Board, Roger D. Linquist.

Mr. Patrick comes to MetroPCS with an impressive background of finance, accounting and telecommunications experience. He spent 14 years in public accounting and was a partner with Arthur Anderson. In 1988, he joined Consolidated Communications Inc. (CCI) a $300 million+ company and was the CFO for this communication holding company. He spent approximately 10 years with CCI. Mr. Patrick continued his telecommunications experience as the CFO of McLeodUSA a $15 billion enterprise value CLEC and most recently as the CFO of Completel, a telecom company headquartered in London.

“Lyle Patrick brings an enormous amount of expertise to our organization and I am pleased that he has joined the MetroPCS team,” said Mr. Linquist.

About MetroPCS Inc.

Dallas-based MetroPCS is a provider of wireless communications services with a total of 18 PCS licenses in the greater Miami, San Francisco, Atlanta and Sacramento metropolitan areas. MetroPCS offers customers flat rate plans with unlimited anytime local and long distance minutes with no contract. The company is among the first wireless operators to deploy an all-digital network based on third generation infrastructure and handsets. For more information, visit the company Web site at www.metropcs.com.

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